Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Good Times Restaurants Inc.

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To Our Shareholders:

I am pleased to report the results for fiscal 2002, our most profitable year ever. We continued to make strong progress with the redevelopment and repositioning of the concept to Good Times Burgers & Frozen Custard which yielded dramatic same store sales results, particularly during the first nine months of the year prior to the effects of the economic slowdown and aggressive competitive discounting late in the year. As a result of that progress, we signed two multi-unit franchise development agreements for thirteen new stores to be developed through fiscal 2005, and have seven new stores in the development pipeline that we expect to open in fiscal 2003. We have completed the design for our new buildings that can be implemented in two different formats, with indoor and outdoor seating or outdoor seating only, depending on individual site and trade area dynamics. The new design has a higher level of finishes, is better aligned with our brand repositioning, improves the functionality and "user friendliness" for the frozen custard customer and gives us flexibility to maximize the store level return on investment on a site by site basis.

Our customers continue to give us very high marks on our overall service levels. We are committed to continually improving our execution at the restaurants, and during fiscal 2002 we began the implementation of our Operating Partner Program that gives high performing restaurant managers the opportunity to participate in the improvement in a restaurant's cash flow over time. The program gives experienced, results oriented management the opportunity to act like an owner, think like an owner and be compensated like an owner without the burden of a sizeable investment. We believe this can become a significant competitive advantage in recruiting and developing the best restaurant operators in our segment, resulting in lower turnover, higher levels of customer service and employee satisfaction and reduced operational supervision costs.

In addition to the continued marketing and development of our frozen custard products, we have several core product development initiatives in motion that are designed to provide our customers with higher levels of quality products and stronger taste profiles. The changes involve enhancements to our ingredients, recipes and packaging that we believe will be bold enough and meaningful enough to our customers to create stronger points of difference in our core menu that will drive increasing levels of customer satisfaction and loyalty. Our product development will be tightly focused in our existing menu categories. We are using extensive consumer research to validate the moves, so that when combined with our frozen custard product we can fully leverage our brand repositioning and create a more definitive identity for Good Times as we move away from the national fast food competitors.

Unfortunately, during the first quarter of fiscal 2003 the aggressive discounting by those competitors is negatively impacting us. While we have successfully introduced frozen custard as a new product during the last year, we have only just begun to seed the repositioning of our brand in the market. Until we can more effectively influence that movement and consumer perceptions through higher levels of media advertising, broader distribution of restaurants in the market, continued strong product moves and more time, we are caught in the crossfire of their short-term pricing tactics. It is not only a storm we expect to weather but is ultimately one that we expect to help to reinforce our longer term positioning based on higher quality products and more unique menu offerings. Even though our sales are being negatively affected in the short-term, we will continue to focus on leveraging our strengths and build consumer value through quality, unique tastes and price choice in all of our product categories supported by high levels of customer service rather than discounting. While it is difficult to swallow now, I believe it will pay off in the long run as we have embarked on a direction to build lasting points of difference and to move away from the price driven market. Value for our shareholders and our customers should come from a disciplined commitment to that direction.

Consumer acceptance and product ratings of our frozen custard products have been extremely positive, but overall trial and awareness of Good Times and of the frozen custard product are still relatively low in the market. We see that as tremendous opportunity as we plan to increase our marketing presence. We produced significant results in fiscal 2002 using only radio advertising, but we realize its limitations as a brand building medium. Television advertising will be an important strategic component to increase consumer trial, awareness and sales as we build out the Colorado market. We anticipate being able to develop a television campaign around our new brand position during fiscal 2003.

Financial Summary

For the year ended September 30, 2002 revenues increased to $17,536,000 from $16,646,000 last year and net income increased to $248,000 from last year's net loss of ($81,000). Same store sales increased 5.8% for the year and income from restaurant operations increased to $3,185,000 from $2,490,000 last year. The 3.3% improvement in our income from restaurant operating margin was a result of a significant improvement in our cost of sales from menu and pricing changes and commodity cost decreases in meat and dairy.

Looking Ahead to Fiscal 2003 and Beyond

We are working to put in place the financing and site acquisitions to support the accelerated buildout of the Colorado market with both company owned and franchised stores over the next few years. Our goal is to double the total number of stores in Colorado to over sixty which will significantly improve our marketing presence, overhead efficiencies and convenience for consumers. I believe that we can grow our average store sales to $1 million as we build out the market and our marketing power increases. We have the infrastructure and systems in place to support that growth with limited incremental overhead costs, which can provide significant profit growth in the coming years. Executing the growth plan will depend on our ability to reduce our historical variability in sales trends, our profitability, the store level return on investment of our new building formats, the availability of new sites and access to capital in the credit markets for our franchisees.

The competitive environment and the Colorado economy in the coming year will remain challenging. As competitors race to be all things to all people and give away their core products, we are striving to develop a tight, clear, meaningful brand position with strong points of difference for Good Times and our customers. We believe that the disciplined execution of that strategy combined with intelligent growth can build significant value in our company. As a microcap company whose stock is fairly thinly traded, we are also exploring additional strategic alternatives that can maximize shareholder value and liquidity. I encourage you to read the accompanying Form 10-KSB for further information to consider in connection with the forward-looking statements above. We appreciate your investment and participation in Good Times.

/s/ Boyd E. Hoback

Boyd E. Hoback

President and Chief Executive Officer

December 16, 2002

Good Times Restaurants Inc.

601 Corporate Circle

Golden, Colorado 80401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held January 24, 2003

To the shareholders of Good Times Restaurants Inc.:

An annual meeting of the shareholders of Good Times Restaurants Inc. will be held at the Good Times corporate offices located at 601 Corporate Circle, Golden, Colorado 80401 on January 24, 2003 at 2:00 p.m. local time. The purposes of the meeting are to:

1. elect seven directors to serve during the next year, and

2. transact any other business which may properly come before the meeting.

The enclosed proxy statement contains additional information about the annual meeting. All shareholders of record at the close of business on December 16, 2002 may vote at the meeting.

All shareholders are cordially invited to attend the meeting. If you do not plan to attend the meeting, please sign, date and promptly return the enclosed proxy card. A business reply envelope is enclosed for your convenience. The delivery of a proxy will not affect your right to vote in person if you attend the meeting.

Sincerely,

/s/ Susan M. Knutson

Susan M. Knutson

Secretary and Controller

December 16, 2002

PROXY STATEMENT

General

This proxy statement contains information about the annual meeting of shareholders of Good Times Restaurants Inc. to be held at the Good Times corporate offices located at 601 Corporate Circle, Golden, Colorado on Friday, January 24, 2003 at 2:00 p.m. local time. The Good Times Restaurants board of directors is using this proxy statement to solicit proxies for use at the meeting. This proxy statement and the enclosed proxy card and Annual Report on Form 10-KSB for the fiscal year ended September 30, 2002 are being mailed to you on or about December 27, 2002.

Who Can Vote

Only shareholders of record at the close of business on the record date of December 16, 2002 are entitled to receive notice of the annual meeting and to vote the shares of Good Times Restaurants common stock they held on that date. As of December 16, 2002, there were 2,262,610 shares of Good Times Restaurants common stock outstanding. Holders of Good Times Restaurants common stock are entitled to one vote per share and are not allowed to accumulate votes in the election of directors.

The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated thereon. Unless otherwise directed, votes will be cast "For" the nominees for election as directors.

Revoking a Proxy

You may revoke a proxy before the vote is taken at the meeting by:

    Submitting a new proxy with a later date,
    By voting at the meeting, or
    By filing a written revocation with Good Times Restaurants' corporate secretary.

Your attendance at the meeting will not automatically revoke your proxy.

Quorum and Voting Requirements

A majority of the outstanding shares entitled to vote, represented in person or by proxy, is necessary to constitute a quorum at the annual meeting. If a quorum is present, the election of directors will be determined by a majority of votes cast by the shareholders entitled to vote. If a quorum is not present the meeting may be adjourned until a quorum is obtained. The proxies may be voted at any reconvened meeting after any adjournment or postponement of the annual meeting.

Abstentions and broker "non-votes" will be treated as shares that are present for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker is not permitted to vote on a matter without instruction from the beneficial owner of the shares and no instruction is given. Abstentions and broker non-votes will result in the director nominees receiving fewer votes.

Payment of Proxy Solicitation Costs

All of the expenses involved in preparing and mailing this proxy statement and the enclosed materials and all costs of soliciting proxies will be paid by Good Times Restaurants. In addition to solicitation by mail, proxies may be solicited by Good Times Restaurants officers and regular employees by telephone or personal interview. These individuals will not receive any compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians and fiduciaries to forward solicitation materials to the beneficial owners of the shares held on the record date, and Good Times Restaurants may reimburse those persons for reasonable out-of-pocket expenses incurred by them in so doing.

ITEM 1 FOR VOTING - ELECTION OF DIRECTORS

All directors of Good Times Restaurants are elected annually. At this meeting seven directors are to be elected to serve for the next year or until their successors are elected and qualified. The nominees for directors are identified below, all of whom are currently serving as a director of Good Times Restaurants. Each nominee has consented to serve as a director if elected. However, if any nominee is unable to serve or for good cause will not serve as a director, the person named in the proxy intends to vote in his discretion for a substitute who will be designated by the board of directors.

The Good Times Restaurants board of directors as a whole acts as the nominating committee for the selection of nominees for election as directors. The board will consider suggestions by shareholders for possible future nominees for election as directors at the next annual meeting when the suggestion is delivered in writing to the corporate secretary of Good Times Restaurants by August 15 in any year.

The board of directors recommends voting "For" electing the nominees.

The director nominees of Good Times Restaurants are as follows:

Geoffrey R. Bailey, age 51, has served as Chairman of Good Times Restaurants since October 1996. He is also a director of The Erie County Investment Co., which owns 99% of The Bailey Company, a large franchise owner of Arby's restaurants and a franchisee and joint venture partner of Good Times Restaurants. He joined The Erie County Investment Co. in 1979. Mr. Bailey is a graduate of the University of Denver with a Bachelor's Degree in Business Administration.

Dan W. James, II, age 55, has served as a Good Times director since December 1990. He is one of the co-founders of Round the Corner Restaurants, which initially developed the Good Times Drive Thru concept. Mr. James devotes the majority of his business time to the management of private investments.

Boyd E. Hoback, age 47, is President and Chief Executive Officer of Good Times Restaurants, a position which he has held since December 1990. He has served as a Good Times director since December 1992.

Richard J. Stark, age 62, has served as a Good Times director since July 1990. He is Chairman of the Audit Committee, and a member of the Compensation Committee. Mr. Stark has spent over 36 years in the investment industry. He is currently President of Boulder Asset Management, a firm that he founded in 1984. Previously Mr. Stark was the Chief Investment Officer of Interfirst Investment in Dallas, Texas and was responsible for all individual asset management at S&P/Intercapital in New York. Mr. Stark is a graduate of Marquette University with a BS in business administration (finance) and has an MBA from the University of Illinois with a major in finance. Mr. Stark received his chartered financial analyst designation in 1974.

Thomas P. McCarty, age 49, has served as a Good Times director since April 1994. He is a member of the Audit and Compensation Committees. Mr. McCarty has spent the last 27 years in the food service industry, including 12 years owning and operating his own group of restaurants, working for a major food service distributor, and working for and eventually owning a real estate brokerage company which specialized in restaurant real estate and consulting. He was recently the vice president for development of Rock Bottom Restaurants, Inc. Mr. McCarty has a B.S. in Accounting and a B.S. in Journalism from the University of Colorado.

Alan A. Teran, age 57, has served as a Good Times director since April 1994. He is a member of the Audit and Compensation Committees. Mr. Teran has spent the past 27 years working in the restaurant industry, including serving as president of Cork & Cleaver. He was one of the first franchisees of Le Peep Restaurants. Mr. Teran is also a director of Charlie Brown's Steakhouses on the East Coast, and Morton's Restaurant Group, which is the operator of Morton's Steak Houses and Bertolini's. Mr. Teran graduated from the University of Akron in 1968 with a degree in business.

David E. Bailey, age 47, has served as a Good Times director since October 1996. He is a director and executive officer of The Erie County Investment Co., which owns 99% of The Bailey Company, a large franchise owner of Arby's restaurants and a franchisee and joint venture partner of Good Times Restaurants. He joined The Erie County Investment Co. in 1980. Mr. Bailey manages the day-to-day operations of The Erie County Investment Co. and its subsidiaries. He received his Bachelor of Finance Degree from the University of Colorado and his Masters Degree in Business Administration in Construction Management and Real Estate from the University of Denver in 1993.

There are no family relationships among the directors except for Geoffrey R. Bailey and David E. Bailey, who are brothers and principals of The Bailey Company. Geoffrey R. Bailey is a director and David E. Bailey is a director and executive officer of The Erie County Investment Co., which owns 99% of The Bailey Company. There are no arrangements or understandings between any director and any other person under which that director was elected except for Geoffrey R. Bailey and David E. Bailey, who were elected to the board of directors under the Series A Convertible Preferred Stock Purchase and Sale Agreement entered into with Good Times Restaurants in May 1996 (see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS - The Bailey Company").

BOARD COMMITTEES

The Board has two standing committees: the Audit Committee and the Compensation Committee

Audit Committee	1 meeting in 2002
Members:	Richard J. Stark
Thomas P. McCarty
Alan A. Teran
Responsibilities:	Assists the full Board:

The audit committee assists the board of directors in fulfilling its oversight responsibilities concerning financial reporting, and operates under a written charter. The members of the audit committee are Richard J. Stark, Thomas P. McCarty and Alan A. Teran, all of whom are independent directors under the applicable Nasdaq Stock Market listing standards.

Compensation Committee	1 meeting in 2002
Members:	Geoffrey R. Bailey
Richard J. Stark
Thomas P. McCarty
Alan A. Teran
Responsibilities:	Establishes the salaries of the Corporation's elected officers
Oversees the administration of the employee benefit plans and establishes compensation policies. All members except Geoffrey R. Bailey are independent directors under the Nasdaq listing standards

DIRECTORS' MEETINGS AND ATTENDANCE

There were five meetings of the board of directors held during the last full fiscal year. No member of the board of directors attended fewer than 75% of the board meetings and applicable committee meetings.

DIRECTORS' COMPENSATION

Each non-employee director receives $500 for each board of directors meeting attended. Members of the compensation and audit committees generally each receive $100 per meeting attended. However, where both compensation and audit committee meetings are held at the same gathering only $100 is paid to each attendee for that gathering. Additionally, each director receives non-statutory stock options at the then current market price as approved on an annual basis by the Compensation Committee.

Audit Committee Report

Good Times Restaurants management is responsible for the internal controls and financial reporting process for Good Times Restaurants. The independent accountants for Good Times Restaurants are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The audit committee's responsibility is to monitor and oversee these processes.

In this context, the audit committee met with management and the independent accountants to review and discuss the Good Times Restaurants financial statements for the fiscal year ended September 30, 2002. Management represented to the audit committee that the financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the financial statements with management and the independent accountants.

The audit committee has discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the audit committee discussed with the independent accountants that firm's independence.

Based on the audit committee's review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Good Times Restaurants Annual Report on Form 10-KSB for the fiscal year ended September 30, 2002 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS

Richard J. Stark Thomas P. McCarty Alan A. Teran

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table shows the beneficial ownership of shares of Good Times Restaurants common stock as of December 16, 2002 by each person known by Good Times Restaurants to be the beneficial owner of five percent or more of the shares of Good Times Restaurants common stock, each director and the executive officer named in the Summary Compensation Table, and all directors and executive officers as a group. The address for the Principal Shareholders and Management and Directors is 601 Corporate Circle, Golden, CO 80401.

Holder	Number of shares beneficially owned	Percent of class**

Principal shareholders
The Bailey Company, LLLP	846,512 (1)	37%

The Erie County Investment Co.	888,292 (1)	39.26%

Paul T. Bailey	954,292 (2)	42.18%

Management and Directors
David E. Bailey, Director	28,500 (3)	1.25%

Geoffrey R. Bailey, Chairman	56,850 (3)	2.50%

Richard Cavallaro, executive officer	15,969 (4)	*

Boyd E. Hoback, Director and executive officer	133,111 (5)	5.45%

Dan W. James, II, Director	72,280 (3), (6)	3.17%

Susan M. Knuton, Controller	51,448 (7)	2.21%

Scott G. LeFever, executive officer	60,547 (8)	2.59%

Thomas P. McCarty, Director	18,500 (9)	*

Richard J. Stark, Director	23,100 (9)	1.01%

Alan A. Teran, Director	28,900 (9)	1.27%

Robert D. Turrill, executive officer	67,339 (8)	2.88%

All directors and executive officers as a group (11 persons including those named above)	556,544 (10)	20.11%

_______________________

* Less than one percent.

** Under SEC rules, beneficial ownership includes shares over which the individual or entity has voting or investment power and any shares which the individual or entity has the right to acquire within sixty days.

(1) Includes 25,000 shares underlying a presently exercisable warrant. The Bailey Company is 99% owned by The Erie County Investment Co., which should be deemed the beneficial owner of Good Times Restaurants common stock held by The Bailey Company. The Erie County Investment Company also owns 41,780 shares of Good Times Restaurants common stock in its own name. Geoffrey R. Bailey and David E. Bailey are directors and executive officers of The Erie County Investment Company. Geoffrey R. Bailey and David E. Bailey disclaim beneficial ownership of the shares of Good Times Restaurants common stock held by The Bailey Company and The Erie County Investment Company. See footnote (2) below.

(2) Includes 846,512 shares benefically owned by The Bailey Company and 41,780 shares held of record by The Erie County Investment Co. Paul T. Bailey is the principal owner of The Erie County Investment Co. and may be deemed the beneficial owner of shares held by The Erie County Investment Co. and The Bailey Company. Paul T. Bailey disclaims beneficial ownership of the shares held by The Erie County Investment Co. and The Bailey Company. Paul T. Bailey is the father of Geoffrey R. Bailey and David E. Bailey.
  Includes 14,000 shares underlying presently exercisable stock options.

(4) Includes 11,450 shares underlying presently exercisable stock options.

(5) Includes 120,137 shares underlying presently exercisable stock options.

(6) Includes an aggregate of 15,602 shares held in trust for the benefit of Mr. James.

(7) Includes 47,328 shares underlying presently exercisable stock options.

(8) Includes 58,003 shares underlying presently exercisable stock options.

(9) Includes 16,000 shares underlying presently exercisable stock options.

(10) Does not include shares held beneficially by The Bailey Company and The Erie County Investment Co. If those shares were included, the number of shares beneficially held by all directors and executive officers as a group would be 1,444,836 and the percentage of class would be 52.22%.

EXECUTIVE OFFICERS

The executive officers of Good Times Restaurants are as follows:

Name	Age	Positions	Date Began With Company

Boyd E. Hoback	47	President and Chief Executive Officer	September 1987
Susan M. Knutson	44	Controller	September 1987
Richard Cavallaro	43	Vice President of Product and Site Development	November 1993
Scott G. LeFever	43	Vice President of Operations	September 1987
Robert D. Turrill	53	Vice President of Marketing	October 1990

Boyd E. Hoback. See the description of Mr. Hoback's business experience under "Item 1 For Voting - Election of Directors."

Richard Cavallaro has been Vice President of Product and Site Development since April 2002 with direct responsibility for product development, construction and design of new restaurants. Mr. Cavallaro's previous experience with Good Times includes product concept and project management.

Susan M. Knutson has been Controller since 1993 with direct responsibility for overseeing the accounting department, maintaining cash controls, producing budgets, financials, 10-QSBs and 10-KSBs and preparing all information for the annual audit.

Scott G. LeFever has been Vice President of Operations since August 1995, and has been involved in all phases of operations with direct responsibility for restaurant service performance, personnel and cost controls.

Robert D. Turrill, has been Vice President of Marketing since October 1994 with direct responsibility for menu development, purchasing, research and multi-media advertising for the Company.

Executive officers serve at the discretion of the board of directors. There are no family relationships among the executive officers.

EXECUTIVE COMPENSATION

The following table shows the compensation paid by Good Times Restaurants to its chief executive officer for the last three fiscal years. No other executive officer of Good Times Restaurants received an annual salary and bonus for the last fiscal year in excess of $100,000.

Summary Compensation Table
Annual Compensation					Long-Term Compensation
Name and principal position	Fiscal year	Salary	Bonus (1)	Other annual compensation (2)	Shares Underlying Options	Other ($) (6)
Boyd E. Hoback,	2002	$125,000	$6,250	$10,000	63,049 (3)	$ 746
President & Chief	2001	$120,000	0	$10,000	2,500 (4)	1,305
Executive Officer	2000	$120,000	0	$10,000	19,231 (5)	1,320

(1) The board of directors has approved a bonus plan for Mr. Hoback that is contingent upon certain performance criteria. The plan provides for a bonus of up to 30% of salary for Mr. Hoback.

(2) Consists of an officer expense allowance.

(3) Consists of incentive stock options to purchase 50,000 shares of common stock and non-statutory stock options to purchase 13,049 shares of common stock.

(4) Consists of incentive stock options to purchase 2,500 shares of common stock.

(5) Consists of incentive stock options to purchase 19,231 shares of common stock.

(6) Consists of shares of common stock issued to match employee contribution under the 401(k) plan, which shares were valued at the market price of the common stock on the date of issuance.

The following table shows the stock option grants to the chief executive officer during the fiscal year ended September 30, 2002.

Option Grants in Last Fiscal Year

(Individual Grants)
Name	Number of shares underlying options granted (#)	Percent of total options granted to employees in fiscal year	Exercise price ($/Sh)	Expiration date

Boyd E. Hoback	63,049	51%	$1.75	10/01/2010

The chief executive officer did not exercise any stock options during the last fiscal year. The fiscal year end value of unexercised options is as follows:

FY-End Option Values

Name	Number of unexercised options at FY-end (#) exercisable/unexercisable	Value of unexercised in the money options at FY-end ($) exercisable/unexercisable (1)

Boyd E. Hoback	94,887/81,693	$27,440/$51,966

(1) Based on the closing bid price for Good Times Restaurants common stock as reported on the Nasdaq SmallCap Market System at September 30, 2002 of $2.70 per share.

Employment Agreement

Mr. Hoback entered into an employment agreement with Good Times Restaurants in October 2001 that provides for his employment as president and chief executive officer for two years from the date of the agreement at a minimum salary of $125,000 per year, terminable by Good Times Restaurants only for cause. The agreement provides for payment of one year's salary and benefits in the event that change of ownership control of the Company results in a termination of his employment or termination other than cause.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bailey Company and The Erie County Investment Co.

Good Times Restaurants issued 426,667 shares of common stock to The Bailey Company in August 1998 as a result of The Bailey Company's conversion of Good Times Restaurants preferred stock purchased in May 1996 under a Series A Convertible Preferred Stock Purchase agreement. Those shares of common stock are subject to registration rights. As long as The Bailey Company holds two-thirds of the shares of common stock the board of directors may not authorize the issuance of shares of preferred stock without the concurrence of The Bailey Company and The Bailey Company has the right to the representation of two directors on the board of directors, one of which has the right to serve as chairman of the board. Geoffrey R. Bailey and David E. Bailey are the current directors representing The Bailey Company on the board of directors, with Geoffrey R. Bailey serving as chairman of the board. Geoffrey R. Bailey is a director and David E. Bailey is a director and executive officer of The Erie County Investment Co., which owns 99% of The Bailey Company. The Bailey Company and The Erie County Investment Co. are principal shareholders of Good Times Restaurants. Geoffrey R. Bailey and David E. Bailey are brothers and their father, Paul T. Bailey, is the principal owner of The Erie County Investment Co.

The Bailey Company and The Erie County Investment Co. entered into an agreement with Good Times Restaurants in September 1998 under which The Bailey Company and The Erie County Investment Co. agreed to guarantee the repayment of certain loans to Good Times Restaurants. Good Times Restaurants is obligated to pay The Bailey Company and The Erie County Investment Co. quarterly percentage fees in cash or common stock for their guarantees based upon the average outstanding principal and interest of loans guaranteed by them during each calendar quarter. Any common stock issued will be subject to registration rights to the same extent as the common stock issued to The Bailey Company in August 1998 upon conversion of preferred stock. During the fiscal year ended September 30, 1999, Good Times Restaurants entered into a loan agreement with a financial institution under which Good Times Restaurants could borrow up to $3 million. As of September 30, 2002, the outstanding balance for that loan was $622,000. The Bailey Company and The Erie County Investment Co. have guaranteed repayment of 50% of the outstanding balance under this loan. Good Times Restaurants has agreed to pay The Bailey Company and The Erie County Investment Co. a total annual fee of 1% of the average outstanding principal in cash or 1.5% of the average outstanding principal in shares of Good Times Restaurants common stock. During the fiscal year ended September 30, 2002, Good Times Restaurants paid a total of $6,000 in guarantee fees in cash under this arrangement. In addition, Good Times Restaurants has agreed to issue to The Bailey Company under this arrangement a warrant to purchase 426,667 shares of common stock at an exercise price of $.0001 per share that is exercisable only in the event of the bankruptcy of Good Times Restaurants.

Good Times Restaurants obtained two lines of credit from a financial institution during the fiscal year ended September 30, 2000. As of September 30, 2002, the outstanding balance on these lines of credit was $583,000. The Bailey Company and The Erie County Investment Co. have also guaranteed a portion of this obligation under the same terms as discussed above. During the fiscal year ended September 30, 2002, Good Times Restaurants did not pay any guarantee fees under this arrangement.

Good Times Restaurants and The Bailey Company formed a limited partnership in March 1997 for a joint venture to own and operate Good Times Drive Thru restaurants. The limited partnership is owned 50% by each entity, with Good Times Restaurants as the general partner and The Bailey Company as a limited partner. The limited partnership currently owns one Good Times Drive Thru restaurant. As of September 30, 2002, the limited partnership was indebted on a promissory note in the principal amount of $64,000 for a loan made to the limited partnership for the development of this store, which opened in October 1999. Payment of the promissory note is guaranteed by Good Times Restaurants and The Bailey Company.

During the fiscal year ended September 30, 2002, the construction division of The Bailey Company performed services for the remodeling of various company-owned and co-developed restaurants in connection with the implementation of Good Times Restaurants' new frozen custard product line. Total costs for such services during fiscal 2002 were $167,000 and as of September 30, 2002, Good Times Restaurants owed The Bailey Company nothing for those services.

Good Times Restaurants' corporate headquarters are located in a building which is owned by The Bailey Company and in which The Bailey Company also has its corporate headquarters. Good Times Restaurants currently leases its executive office space of approximately 3,350 square feet from The Bailey Company for approximately $45,000 per year. The lease will expire April 22, 2005.

The Bailey Company is also the owner of two franchised Good Times Drive Thru restaurants which are located in Thornton and Loveland, Colorado.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, directors, executive officers and persons who own more than ten percent of Good Times Restaurants common stock must disclose their initial beneficial ownership of the common stock and any changes in that ownership in reports which must be filed with the SEC and Good Times Restaurants. The SEC has designated specific deadlines for these reports and Good Times Restaurants must identify in this proxy statement those persons who did not file these reports when due.

Based solely on a review of the reports filed with Good Times Restaurants and written representations received from reporting persons Good Times Restaurants believes that during the fiscal year ended September 30, 2002 all Section 16(a) filing requirements for its officers, directors, and more than ten percent shareholders were complied with on a timely basis.

INDEPENDENT PUBLIC ACCOUNTANTS

The board of directors has appointed HEIN + ASSOCIATES LLP as Good Times Restaurants' independent auditors for the fiscal year ending September 30, 2003, and to perform other accounting services. Representatives of HEIN + ASSOCIATES LLP are expected to be present at the annual meeting of shareholders, and will have the opportunity to make a statement if they so desire and to respond to appropriate shareholder questions.

Audit Fees

The aggregate fees billed for professional services rendered by HEIN+ ASSOCIATES LLP for its audit of the Company's annual financial statements for the fiscal year ended September 30, 2002, and its reviews of the financial statements included in the Company's Forms 10-QSBs for fiscal year 2002 were $42,000.

All Other Fees

The aggregate fees billed to Good Times Restaurants for all other services rendered by HEIN + ASSOCIATES LLP for the most recent fiscal year were $5,000. These fees related to preparation and review of the Company's tax returns.

Auditor Independence

The audit committee of the board of directors has considered the effect that the provision of the services described above under the caption "All Other Fees" may have on the independence of HEIN + ASSOCIATES LLP. The audit committee has determined that provision of those services is compatible with maintaining the independence of HEIN + ASSOCIATES LLP as the Company's principal accountants.

FUTURE SHAREHOLDER PROPOSALS

Any Good Times Restaurants shareholder proposal for the annual meeting of shareholders in 2004 must be received by Good Times Restaurants by August 15, 2003 for the proposal to be included in the Good Times Restaurants proxy statement and form of proxy for that meeting. If notice of a proposal for which a shareholder will conduct his or her own proxy solicitation is not received by Good Times Restaurants by November 12, 2003, the person named in proxies solicited by the Good Times Restaurants board of directors may use his discretionary authority when the matter is raised at the meeting, without including any discussion of the matter in the proxy statement.

OTHER MATTERS

The board of directors does not know of any other matters to be brought before the annual meeting. If any other matter not mentioned in this proxy statement is properly brought before the annual meeting, the person named in the enclosed proxy intends to vote such proxy in accordance with his best judgment on that matter.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Boyd E. Hoback

Boyd E. Hoback

President and Chief Executive Officer

December 16, 2002

Good Times Restaurants Inc.

601 Corporate Circle

Golden, Colorado 80401

PROXY

This proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders on January 24, 2003.

The undersigned hereby appoints Boyd E. Hoback, with power of substitution, as proxy for the undersigned to vote all shares of Good Times Restaurants common stock which the undersigned is entitled to vote at the annual meeting of shareholders to be held on January 24, 2003, and at any reconvened meeting after any adjournment thereof, as directed below and at his discretion on any other matters that may properly be presented at the meeting.

1. Election of Directors: The Good Times Restaurants board of directors has nominated the following seven persons for election as directors and recommends a vote "For" all of the nominees. To date no one has been nominated by anyone other than the board of directors.

Nominees: Geoffrey R. Bailey, Dan W. James, II, Boyd E. Hoback, Richard J. Stark, Thomas P. McCarty, Alan A. Teran and David E. Bailey

For all	Withheld for All
[ ]	[ ]

Withheld for the following only (write the nominee name(s) in the space below):

______________________________________________________________________________

This proxy when properly executed will be voted in the manner directed by the undersigned.

If this proxy is properly executed but no voting directions are given, this proxy will be voted "For" all nominees for election as directors.

This proxy also confers discretionary authority to the proxy to vote on any other matters that may properly be presented at the meeting. As of the date of the accompanying proxy statement, Good Times Restaurants did not know of any other matters to be presented at the meeting. If any other matters are properly presented at the meeting, this proxy will be voted in accordance with the recommendations of Good Times Restaurants management.

Please sign exactly as your name appears below. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership or limited liability company, please sign in such name by an authorized person.

Please complete, date and sign this proxy card and return it promptly in the accompanying envelope.

Shares Owned: Dated:

Signature of Shareholder Signature if held jointly

(Sign exactly as name appears on certificate)